DEMAND NOTE
                           ____________

U.S. $ 16,500,000.00                       Date:  ___________, 199_

     FOR VALUE RECEIVED, Aubrey K. McClendon (the "Borrower") promises to pay to the order of MORGAN GUARANTY TRUST COMPANY OF NEW YORK (the "Bank"), ON DEMAND at its office at 60 Wall Street, New York, New York 10260-0060, U.S.A. for the account of its Lending Office (as hereinafter defined), in lawful money of the United States of America in same day funds (or in such funds as may from time to time become customary for the settlement of international transactions in U.S. dollars), the lesser of (i) U.S. $16,500,000.00 or (ii) the then-outstanding principal amount of each loan (the "Loan" or "Loans") made by the Bank from time to the Borrower hereunder. The Borrower shall pay interest on the unpaid principal amount of each Loan until maturity on the dates and at a rate per annum as hereinafter set forth. As used herein, "Lending Office" means, (i) with regard to Loans bearing interest based on the Prime Rate (as hereinafter defined) (collectively, "Domestic Loans"), the office of the Bank located at 60 Wall Street, New York, New York or such other office as the Bank may designate and
(ii) with regard to Loans bearing interest based on the Eurodollar Rate (collectively, "Eurodollar Loans"), the Nassau (Bahamas) office of the Bank or such other office as the Bank may designate.

     Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for actual days elapsed (including the first day but excluding the last day). Interest based on the Eurodollar Rate shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     Each Eurodollar Loan shall bear interest at a rate per annum (the "Eurodollar Rate") equal to the Adjusted Eurodollar Rate (as hereinafter defined) plus 1.000% (the "Eurodollar Margin"), payable on the last day of the Interest Period applicable thereto and, if such interest Period is longer than three months, at intervals of three months after the first date thereof. The "Adjusted Eurodollar Rate" applicable to any Interest Period (as hereinafter defined) means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii)
1.00 minus the Eurodollar Reserve Percentage. The "London Interbank Offered Rate" applicable to any Interest Period means the rate per annum at which deposits in U.S. dollars are offered to the Bank in the London interbank market at approximately 11:00 a.m. (London time) two business days prior to the first day of such Interest Period in an amount approximately equal to the principal amount of the Loan to which such Interest Period applies and for the period of time comparable to such Interest Period. The "Eurodollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage. As used herein, the term "Interest Period" means the period beginning on the date of each Eurodollar Loan and ending on the numerically corresponding day in the calendar month one, three and six months after such date; provided, that if an Interest Period would otherwise end on a day which is not a business day it shall be extended to the next succeeding business day unless such business day falls in the next calendar month, in which case the Interest Period shall end on the next preceding business day; provided, further, that if the Bank shall not have received written notice to the contrary from the Borrower at least five business days prior the end of an Interest Period the Borrower shall be deemed to have requested to select an Interest Period with a duration equal to that then ending. As used herein, the term "business day" means any day on which dealings in U.S. dollar deposits are carried on in the London interbank market and on which commercial banks are open for domestic and foreign exchange business in London and New York City. Notice by the Bank to the Borrower of the rate of interest so determined shall be binding and conclusive upon the Borrower in the absence of manifest error.

     Each Domestic Loan shall bear interest payable on the last of each month at a rate per annum for each day equal to the rate of interest publicly announced by the Bank in New York City from time to time as its Prime Rate (the "Prime Rate") for such day, plus 0.000%.

     The Borrower shall pay interest on the unpaid principal amount of each Loan after the maturity thereof and, to the extent permitted by law, on accrued and unpaid interest until paid at a rate per annum equal to the sum of 2% plus the Prime Rate.

     If after the date of this Note any applicable rule, executive order, decree, regulation or interpretation is amended, modified, enacted or promulgated by any government or governmental authority so as to (i) change the basis of taxation of payments to the Bank or the Lending Office of the Bank extending a Eurodollar Loan (the "Eurodollar Lending Office") in respect to the principal of and interest on any Eurodollar Loan (except for changes in the rate of taxation on the overall net income of the Bank by the United States of America or the Eurodollar Lending Office of the Bank by the jurisdiction in which such Lending Office is located), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any of the assets of, deposits with or for the account of, or credit extended by the Bank's Eurodollar Lending Office, or (iii) impose on the Bank (or its Eurodollar Lending Office) or the London interbank market any other conditions affecting any Loan, the Loans or this Note, and the result of any of the foregoing is to increase the cost to the Bank (or its Eurodollar Lending Office) of agreeing to make or making, funding or maintaining any Loan evidenced by this Note or would have the effect of reducing the rate of return on the capital of the Bank or any entity controlling the Bank (its "Parent") as a consequence of agreeing to make any Loan, or to reduce the amount of any sum receivable by the Bank (or its Eurodollar Lending Office) on this Note, then the Borrower shall pay to the Bank or its Parent upon demand such amount as will compensate the Bank or its Parent for such additional cost or reduction in return. A certificate of the Bank setting forth the basis for the determination of any amount necessary to compensate the Bank or its Parent as aforesaid shall be conclusive as to the determination of such amount in the absence of manifest error.

     If, after the date of this Note, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof or compliance by the Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Loans, the Bank forthwith shall so notify the Borrower. Upon receipt of such notice, the Borrower shall prepay in full the then outstanding principal amount of each Eurodollar Loan, together with accrued interest thereon, either (a) on the last day of the Interest Period applicable thereto if the Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if the Bank may not lawfully continue to fund and maintain such Loan to such day.

     Eurodollar Loans may not be repaid at the Borrower's option on a date other than the last day of an Interest Period. If, however, the Borrower makes any payment of principal of any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower shall reimburse the Bank on demand for any loss or expense incurred by it as a result of the timing of such payment, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, provided that the Bank shall have delivered to the Borrower a certificate as to the amount of such loss, which certificate shall be conclusive in the absence of manifest error.

     Domestic Loans may be prepaid at any time without penalty or premium.

     The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the Bank of its rights hereunder in any particular instance shall not constitute a waiver of any right in any subsequent instance.

     The holder of this Note shall, and is hereby authorized by the Borrower to, endorse on the schedule forming a part hereof appropriate notations evidencing the date and the amount of each Loan made by the Bank, the date and amount of each payment and principal, whether such Loan is a Domestic or Eurodollar Loan and, in the case of Eurodollar Loans, the Eurodollar Rate applicable thereto.

     If this Note is not paid in full when due the Borrower agrees to pay all costs and expenses of collection, including reasonable attorney's fees.

     To secure payment of this Note, the Borrower hereby transfers, pledges, gives a security interest in and delivers to the Bank all present and future contents of the Borrower's assets held in Custody Account C89394 at 50% margin, all proceeds and products thereof, accessions thereto and substitutions therefor (the
"Collateral").

     Upon the nonpayment of any amount when due hereunder, the holder shall have the rights and remedies provided in the Uniform Commercial Code in force in New York at the date of execution of this Note and in addition to, in substitution for, in modification of, or in conjunction with those rights and remedies, the holder or its agents may, in its discretion, sell, assign and deliver all or any part of the Collateral at any broker's board or at public or private sale without notice or advertisement, and bid and become purchasers at any public sale or at any broker's board, and, if notice to the Borrower is required by law, give written notice to the Borrower five days prior to the date of public sale of the Collateral or prior to the date after which private sale of the Collateral will be made by mailing such notice to the address designated by the Borrower with the Borrower's signature below.
The Borrower agrees that the proceeds of the disposition of the Collateral may be applied by the holder to the satisfaction of the liabilities of the Borrower to the holder in any order of preference which the holder, in its sole discretion, chooses, and that the excess, if any, shall be returned to the Borrower, which shall continue liable to the holder for any deficiency remaining with interest thereon. The waiver of remedying of any default shall not operate as a waiver of the default remedies or any other prior or subsequent default.

     The undersigned, if more than one, shall be jointly and severally liable hereunder and the term "Borrower" shall mean the undersigned or any one or more of them and their heirs, executors, administrators, successors and assigns.

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE OR ANY AGREEMENT RECEIVED BY THE BANK IN CONNECTION HEREWITH. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THE BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY AGREEMENT RECEIVED BY THE BANK IN CONNECTION HEREWITH.

Signature:

AUBREY K. MCCLENDON
                                         _______________________________
Aubrey K. McClendon 2/13/97

Address:  Post Office Box 18496          Address:  ________________
          Oklahoma City, OK 73154                  ________________
          and
          c/o Shannon Self, Esquire
          Self, Giddens & Lees, Inc.
          2725 Oklahoma Tower
          210 Park Avenue
          Oklahoma City, OK  73102

     Custodial Agreement relating to Account C89394 omitted.